                            ASSET PURCHASE AGREEMENT
                            ------------------------


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made effective as of the 1st day of January, 1995 (the "EFFECTIVE DATE"), by and between MADACY MUSIC GROUP, INC., a Canadian corporation incorporated under the Canada Business Corporations Act (the "CORPORATION"), and MADACY MUSIC GROUP, INC., a Michigan corporation ("MAI").

                                   RECITALS:
                                   --------

1. The Corporation's business operations consist of licensing, duplicating, marketing, packaging and supplying music and video products and related activities in Canada, in the United States and in other countries.

2. MAI wishes to acquire from the Corporation, and the Corporation desires to sell to MAI, the assets and business of the Corporation related to the Corporation's sales of products in the United States and in all other jurisdictions outside of Canada (the "US BUSINESS").

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby bind themselves and their successors and assigns, and agree as follows:

     Section l. SALE OF ASSETS. The Corporation hereby conveys, transfers, sells, assigns and delivers to MAI the following assets (the "ASSETS"):

     (a) All machinery, equipment, parts, furniture, tools, supplies, and other miscellaneous personal property owned by the Corporation and used in the US Business;

     (b) All inventories of raw materials, work in process, finished goods, product packaging and other items held for sale in the ordinary course of the US Business, as designated on EXHIBIT 1.B attached hereto;

     (c) All accounts receivable, notes receivable and other rights to receive monies from customers, vendors or others in the ordinary course of the US Business, as designated on EXHIBIT 1.C attached hereto;

     (d) All licenses, sublicenses, distribution contracts or other agreements or arrangements to manufacture, use, distribute or sell products in any jurisdiction outside of Canada, except for those which the Corporation is not permitted to assign and except to the extent that any does not relate to the US Business;

     (e) The Corporation's interest in all customer purchase orders, customer commitments and customer arrangements related to the US Business;

                               Page 5 of 22 Pages

     (f)  All of the outstanding shares of (and all of the Corporation's rights
          to acquire any shares of or other interests in)    *   and in   *    ,
          and 80% of the outstanding shares of (and 100% of the Corporation's rights to acquire any additional shares of or other interests in)*

     (g) All of the goodwill and going concern relating to the US Business, all of the Corporation's rights in and to its patents, trademarks, tradenames, copyrights and proprietary rights except the Corporation's rights to use such patents, trademarks, tradenames, copyrights and proprietary rights in Canada, and all records and books of account which relate to the US Business.

     Section 2. CONSIDERATION FOR ASSETS. The purchase price to be paid for the Assets (the "PURCHASE PRICE") shall be $31,698,086.60 (Canadian). The purchase price is being paid as follows: upon the execution of this Agreement, MAI is paying the Corporation the sum of $24,698,086.60 (Canadian), by check or by wire transfer of immediately available funds, and MAI is paying the balance of sale in 12 installments of $333,333 (Canadian) each on the last day of each month in 1995, and one installment of $3,000,004 (Canadian) on February 29, 1996, each such payment to be accompanied by interest at the rate of 7% per annum. To evidence the balance of sale, MAI is delivering to the Corporation its $7,000,000 (Canadian) promissory note in the form attached as EXHIBIT 2. The consideration for the Assets shall be allocated first to those Assets other than the Corporation's licenses, second to goodwill, and third and finally to the Corporation's licenses.

     Section 3. ASSUMPTION OF LIABILITIES. MAI hereby assumes the liabilities of the Corporation entered into in the ordinary course of its business, related to the US Business and exhaustively described on EXHIBIT 3 attached hereto. MAI shall assume no other liabilities of the Corporation except as expressly provided herein.

     Section 4. THE CORPORATION'S REPRESENTATIONS. The Corporation hereby represents and warrants to MAI as follows:

     (a) The Corporation is a corporation incorporated as a close company (as defined under Securities Act [Quebec]), validly existing and in standing under the laws of Canada. The Corporation has the corporate power and authority to own and hold its properties, to carry on its business as currently conducted and to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly approved by the Corporation's Board of Directors and this Agreement constitutes the valid and legally binding obligation of the Corporation.

_______________________
*Information has been omitted pursuant to a request for confidential treatment made by Handleman Company.


                               Page 6 of 22 Pages

     (b) The Corporation has the corporate power and authority to sell and deliver the Assets, and neither the execution and delivery of this Agreement, the consummation by the Corporation of the transactions contemplated hereby, nor the sale or delivery of the Assets requires any authorization, consent or approval of any governmental or regulatory authority (except for those which have been obtained, and except to the extent that any license, sublicense or distribution contract is not assignable without consent) or of any other person or entity or conflicts with, accelerates any obligation under, violates or breaches any provision of, constitutes a default under, results in creation of any lien or security interest under or results in the termination of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration, or other authorization, lease, contract, agreement, or other instrument, commitment or obligation to which it is a party or by which any of its property may be bound, or violates any order, writ, injunction, decree, judgment, arbitration award, statute, regulation, or ruling applicable to it or to its properties. The execution, delivery and performance of this Agreement have been duly approved by the Corporation's shareholders.

     (c) The Corporation owns the Assets free and clear of any lien, security interest, pledge, charge, encumbrance, or restriction of any kind or nature.

     (d) Upon consummation of the transactions contemplated hereby, MAI shall own the Assets free and clear of any lien, security interest, pledge, charge, encumbrance, or restriction of any kind or nature or any ownership interest of any other person or entity, other than those arising out of the activities of MAI.

     (e) EXHIBIT 4.E, attached hereto contains a true and complete listing of all products of the Corporation ("Products") owned by, used by or subject to license agreements of the Corporation in connection with the US Business. Copies of all license and other agreements relating to the Products have heretofore been delivered to MAI. Such license and other agreements are valid and binding on the Corporation, and there are no breaches or facts or events that with the giving of notice or the passage of time or both could result in a breach of such license and other agreements. EXHIBIT 4.E and such licenses and other agreements accurately describe the Corporation's rights with respect to the Products. There are no claims pending or, to the best of the Corporation's knowledge, threatened against the Corporation which involve the Products or the materials embodied therein. Neither the Products nor the materials embodied therein nor any use thereof by the Corporation will violate or infringe upon the rights of any third parties, and, to the best of the Corporation's knowledge, no third party is infringing on the Corporation's rights in and to the Products.

     (f) Except as set forth on EXHIBIT 4.F attached hereto, the Corporation does not own or control, directly or indirectly, any corporation, association, joint venture, partnership, or other business entity.

                               Page 7 of 22 Pages

     (g) Except for that certain Common Stock Option Agreement dated as of November 1, 1993 by and among Amos Entertainment, Inc., the Corporation and Handleman Company, the Corporation is not a party to any agreement, arrangement or understanding relating to the sale of its stock or relating to the sale of any of its assets outside of the ordinary course of the Corporation's business.

     Section 5. MAI'S REPRESENTATIONS. MAI hereby represents and warrants to the Corporation as follows:

     (a) MAI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. MAI has the corporate power and authority: (i) to own and hold its properties and to carry on its business as currently conducted; (ii) to execute, deliver and perform this Agreement; and (iii) to purchase the Assets in accordance with the terms hereof. This Agreement constitutes the valid and legally binding obligation of MAI.

     (b) MAI has the corporate power and authority to purchase, own and operate the Assets, and neither the execution and delivery of this Agreement, the consummation by MAI of the transactions contemplated hereby, nor the purchase or ownership of the Assets requires any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity or conflicts with, accelerates any obligation under, violates or breaches any provision of, constitutes a default under, results in creation of any lien or security interest under or results in the termination of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration, or other authorization, lease, contract, agreement, or other instrument, commitment or obligation to which it is a party or by which any of its property may be bound, or violates any order, writ, injunction, decree, judgment, arbitration award, statute, regulation, or ruling applicable to it or to its properties. The execution, delivery and performance of this Agreement have been duly approved by MAI's shareholders.

     Section 6.  INDEMNIFICATION; PRORATIONS.

     6.1 SURVIVAL OF REPRESENTATIONS. All of the representations and warranties and the covenants and agreements contained or referred to in this Agreement shall survive the consummation of the transactions contemplated hereby. The liability of any of the parties by reason of its covenants, representations and warranties shall not be affected by any investigation made by or on behalf of any other party.

     6.2 INDEMNIFICATION. MAI hereby indemnifies and holds harmless the Corporation from and against any and all losses or liabilities (including without limitation, reasonable counsel fees and disbursements in respect thereof) arising out of any breach of any covenant, warranty, representation or agreement made by MAI herein or in any document delivered pursuant thereto. The Corporation hereby indemnifies and holds harmless MAI from and against all losses or

                               Page 8 of 22 Pages
liabilities (including without limitation, reasonable counsel fees and disbursements in respect thereof) arising out of any breach of any covenant, warranty, representation or agreement made by the Corporation herein or in any document delivered pursuant hereto or arising out of ownership or operation of the Assets or the business herein conveyed if such losses or liabilities arise in whole or in part out of acts of the Corporation prior to the Effective Date, or facts existing prior to the Effective Date, if such liabilities are not assumed by MAI.

     6.3 NOTICE OF CLAIMS. Each party hereto shall give to the other party hereto prompt notice of the assertion of any claim or demand or the institution of any legal process for which such other party might be liable under the foregoing indemnity or any other provision of this Agreement. The indemnifying party shall be entitled, at its own option and expense, to conduct or participate in any such legal proceedings or the negotiation and settlement of any such claim or demand. The indemnified party will not make any settlement thereof without the prior consent of the indemnifying party, which shall not be unreasonably withheld.

     6.4 BULK SALES LAWS. The parties recognize that, if the bulk transfer provisions of the Michigan Uniform Commercial Code or of any other jurisdiction shall be applicable to this transaction (the parties, however, do not acknowledge that such provisions are applicable hereto), it would be impractical to comply with such provisions and, accordingly, the Corporation agrees to indemnify and to hold MAI harmless from any claims and demands of the Corporation's creditors, which are not assumed by MAI, arising out of failure to comply with such bulk transfer provisions, if such provisions are applicable, including any loss, damages, liability, cost or expense of any kind whatsoever (including reasonable counsel fees) which MAI may incur, sustain, suffer, or become subject to as a result of non-compliance by the Corporation with such bulk transfer provisions.

     6.5 PRORATIONS. Following the date hereof, the parties shall prorate, as of the Effective Date, (i) all ordinary operating costs under any contracts, agreements or licenses assigned to MAI by the Corporation, (ii) all applicable utilities, (iii) all applicable real estate taxes, calculated on a fiscal year basis, and (iv) all other ongoing operating costs of the US Business.

     Section 7.  MISCELLANEOUS.

     7.1 NOTICES. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by regular mail, overnight mail, hand delivery or by registered or certified mail, return receipt requested, with first class postage prepaid. Such notices shall be addressed:
(a) if to the Corporation, to the principal office of the Corporation; and (b) if to MAI, to 500 Kirts Blvd., Troy, Michigan 48084, attn: President, with a copy to Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan 48226, attn: Donald J. Kunz, unless notice of a change of address is furnished to the other parties in the manner provided in this Section
7.1. Any notice which is required to be made hereunder shall be deemed made on the date such notice is received by the party to whom it is directed.


                               Page 9 of 22 Pages

     7.2 INVALID OR UNENFORCEABLE PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     7.3 BENEFIT AND BURDEN. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

     7.4 AMENDMENTS AND WAIVER. No amendment, modification, change, supersession, or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement, or understanding at a future time.

     7.5 ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the Corporation and MAI with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among all or some of the parties hereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties except as set forth herein.

     7.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada, except that if any provision of this Agreement would be illegal, void, invalid, or unenforceable under such laws in connection with a suit or proceeding validly instituted in another jurisdiction, then the laws of such other jurisdiction shall govern insofar as is necessary to sustain the validity or enforceability of the terms of this Agreement.

     7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

     7.8 ATTORNEYS' FEES. If any party commences an action against any other party to enforce any of the terms, covenants, conditions, or provisions of this Agreement or because of a default by a party under this Agreement, any prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party or parties.

     7.9 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.


                              Page 10 of 22 Pages

     7.10 FURTHER DOCUMENTS. All of the parties agree to execute any and all bills of sale, assignments, instruments or other documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement, including but limited to the execution and delivery of any or all assignments or licenses of any patents, trademarks, copyrights or other proprietary rights of the Corporation.

     7.11 NUMBER AND GENDER OF WORDS. All pronouns, nouns and other terms used in this Agreement shall include the masculine, feminine, neuter, singular, and plural forms thereof, wherever appropriate to the context.

     7.12 CAPTIONS. The captions or headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

     7.13 CONSTRUCTION. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

     7.14 ARBITRATION. Any Disputes (as hereinafter defined) between the parties under this Agreement shall be resolved by binding arbitration according to the rules of the American Arbitration Association ("AAA"), at the location of the AAA in or nearest to Troy, Michigan. Upon the occurrence of any Dispute, the parties subject to such Dispute shall each promptly appoint one (l) arbitrator, each of whom shall be experienced in the subject matter of the Dispute. A third arbitrator, who shall also be experienced in the subject matter of the Dispute, shall be promptly selected by such appointed arbitrators; provided, however, that if such appointed arbitrators cannot agree on the selection of a third arbitrator, then either arbitrator, on behalf of both such arbitrators, may request that the third arbitrator be appointed by a presiding judge of the United States District Court for the Eastern District of Michigan. Each of the parties subject to the Dispute shall bear one-half (1/2) of the expense of the arbitration. The resolution of the Dispute, as determined by the majority vote of the three (3) arbitrators: (a) shall be binding upon the parties; and (b) shall have the effect of an arbitration pursuant to Michigan Compiled Laws Annotated Section 600.5001. In addition, a judgment of any Quebec or Michigan circuit court may be rendered upon such resolution of the arbitrators. For purposes of this Agreement, a "DISPUTE" means any disagreement under this Agreement between any of the parties hereto which dispute remains unresolved for a period of thirty (30) days from the date of its inception despite the good faith efforts of the parties to resolve such dispute.


                              Page 11 of 22 Pages

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


                                    MADACY MUSIC GROUP, INC., A
                                    MICHIGAN CORPORATION



                                    By:       /s/ LOUIS A. KIRCOS
                                        ---------------------------------------
                                    Printed Name:  Louis A. Kircos
                                    Title:  Chairman of the Board of Directors


                                    MADACY MUSIC GROUP, INC., A
                                    CANADIAN CORPORATION



                                    By:       /s/ AMOS ALTER
                                        ----------------------------------------
                                    Printed Name:  Amos Alter
                                    Title:  President


                              Page 12 of 22 Pages

                               INDEX TO EXHIBITS
                               -----------------

1.b   -    Inventories of Raw Materials

1.c   -    Receivables

1.d   -    Licenses and Distribution Contracts

2     -    Promissory Note

3     -    Assumed Liabilities

4.c   -    Products

4.f   -    Subsidiaries

                              Page 13 of 22 Pages